Exhibit 99.1

June 25, 2012

For Immediate Release----------------------------------------------------------------------------

Baylake Corp. Names Nolden to Board of Directors

Sturgeon Bay, WI----The Baylake Corp. Board of Directors announced the appointment of Dean J. Nolden to serve as a member of the Board of Directors for Baylake Corp. and Baylake Bank. It is expected that he will be nominated for election to a full term on the Board at the Baylake Corp. 2013 annual shareholders meeting. Mr. Nolden was also appointed to serve as a member of the Audit and Risk Committee.

Nolden is Vice President of Finance and Treasurer of The Manitowoc Company, Inc., an international company headquartered in Manitowoc, Wisconsin, with annual sales of approximately $5 billion and operations in 26 countries around the world. During his 14 years of service with the company, he has served as vice president-finance and assistant treasurer; vice president-finance and controller, and corporate controller. Nolden’s diverse responsibilities include but are not limited to the global tax function of the company including tax strategies, compliance and reporting; working with the company’s chief financial officer on all finance and accounting issues worldwide including responsibilities for global cash management, banking relationships, and compliance; and responsibilities for corporate-wide accounting staff. Prior to joining The Manitowoc Company, Inc., Mr. Nolden served as an audit manager with PricewaterhouseCoopers LLP.

“We are very pleased to announce that Mr. Nolden will join the Baylake Corp. and Baylake Bank Board of Directors,” said Robert W. Agnew, co-chairman of the Baylake Corp. Board of Directors, as well as chairman for the nominating committee.  “We believe Dean will make an outstanding contribution to our board and the bank.”

Nolden earned a BBA/Accounting from the University of Wisconsin and a Masters of Business Administration from Marquette University. In addition, he is a Certified Public Accountant and current Member of WICPA, AICPA. Nolden and his family reside in Manitowoc, where he volunteers as the Board President of Big Brothers/Big Sisters of Manitowoc County.

Baylake Corp. is a one-bank holding company for Baylake Bank, serving Wisconsin from community financial centers in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca and Waushara counties and from its website at www.baylake.com. Member FDIC/Equal Housing Lender.

For more information contact:

Robert J. Cera

(920) 743-5551